EXHIBIT 10.22

DISTRIBUTION AND SALE AGREEMENT

BETWEEN

CARACO PHARMACEUTICAL LABORATORIES LTD

AND

SUN PHARMACEUTICAL INDUSTRIES LIMITED

THIS DISTRIBUTION AND SALE AGREEMENT ("Agreement"), made this 29th day of January 2008, by and between CARACO PHARMACEUTICAL LABORATORIES LTD, a Michigan corporation (“Caraco”), having its Registered Office at 1150 Elijah McCoy Drive, Detroit, MI 48202, U.S.A. and SUN PHARMACEUTICAL INDUSTRIES LIMITED, an Indian corporation (“Sun”) having its Registered Office at SPARC, Tandalja, Vadodara (Gujarat)_India 390 020 and a place of business at Acme Plaza, Andheri - Kurla Road, Andheri (East), Mumbai – 400059.

WHEREAS, Sun is a leading Pharmaceutical company which manufactures, markets and distributes pharmaceutical preparations in India and foreign countries and wishes to market a certain product(s) in the U.S. territory, including Puerto Rico (the "Territory").

WHEREAS Caraco is interested in the distribution and sale of the paragraph IV filing products listed in Schedule A to this Agreement, and any such other products as may be added from time to time by mutual written agreement of the parties (hereinafter referred to as the "Products") in the Territory.

WHEREAS Caraco represents that it has a business organization and the management, personnel, proper distribution set-up and all the other facilities necessary to carry out its obligations in the Territory arising as a result of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	LICENSE TO MARKET OF PRODUCTS BY SUN TO CARACO.

1.1

APPOINTMENT. Sun hereby appoints Caraco as Distributor for the Products in the Territory. Future Products under this Agreement will be added upon mutual agreement of both parties. However it is understood that whether to offer future Para IV Products to Caraco for inclusion under this Agreement will be at the sole discretion of Sun.

1.2	LICENSE TO SELL PRODUCTS. During the term of this Agreement, Sun, pursuant to the terms and conditions set forth herein, hereby grants to Caraco the exclusive right to market, advertise, promote, distribute, sell and offer to sell the Products in the Territory (the “License”).

1.3	MANUFACTURE AND SUPPLY OF PRODUCTS; RISK OF LOSS; TITLE.

(a)

Sun shall manufacture and produce each Product in accordance with all applicable laws and regulations and Current Good Manufacturing Practices (defined below), which for the purposes of this Agreement means in accordance with those current good manufacturing regulations established in 21 CFR Parts 210 and 211, as such sections, from time to time, may be amended or supplemented, or any successor provisions. Caraco shall have the right, but not the obligation, to conduct audit or inspect any of the manufacturing facilities of Sun from where the Products are being supplied for the purpose of its evaluation by providing advance notice of five (5) working days to Sun.

(b)

Sun shall supply to Caraco and Caraco shall purchase from Sun the Products in finished form, packed and labeled as agreed upon between the parties. The Products shall be distributed by Caraco in the Territory under trademarks owned by Sun (which are listed in Schedule A and hereinafter called the "Trademarks"), in Sun’s design in accordance with the terms of the F.D.A. and other governmental registration(s) and with all remarks required by governmental institutions as timely instructed and informed by Caraco.

(c)

Should any Product(s) not be allowed to be sold or marketed by any regulatory authorities and Sun does not file any appeal with the appellate authorities within the permitted appeal time, Caraco will have the full right to return any and all unsold Products to Sun, at Sun’s expense. Should Sun determine that it will not launch the product in the US then Caraco has full right to return the Product back to Sun.

1.4

MARKETING OF PRODUCTS. Subject to any limitations imposed as a result of its financial condition, Caraco shall use its best efforts, consistent with Caraco's usual customary practices, to market each Product in the Territory, and provide marketing personnel and such other capabilities as are reasonably appropriate. Notwithstanding anything else herein to the contrary, Caraco shall have full authority to determine the methods of marketing and selling the Products and the discounts and terms of sale to its customers. However, Sun reserves the right to specify a minimum threshold price at which Caraco will not sell or market below. In the event that the specified Product price is not competitive, the parties will work together to lower the market share requirement set forth in Section 1.5 below accordingly.

1.5

CARACO TO OBTAIN FAIR MARKET SHARE. Caraco shall obtain its fair market share. Fair market share is considered an equal percentage of share which is calculated by dividing the total share available by the number of generic manufacturers that Caraco is competing against provided that Sun has the Product available and has gained FDA approval on the first day of launch or the day that the brand patent expires. Should Sun not provide Products on the first day of launch or the day that the brand patent expires then Caraco will obtain its fair market share by the second year of distribution in the Territory, excluding Products under the Narrow Therapeutic category or NTIs which historically are difficult to obtain share. If there is no other generic manufacturer other than Sun during the exclusivity period of the Product then fair market share is considered to be an agreed upon percentage of market share of the innovator Product. Should Caraco not obtain its fair market share then Sun reserves the right to terminate this Agreement as to that particular Product.

1.6	NO ACTIVITIES OUTSIDE OF THE Territory. Caraco shall not make, use or sell, or grant rights to others to make, use or sell the Product outside the Territory without the written consent of Sun.

1.7

NO ASSIGNMENT OF PRODUCTS; SHARING OF INFORMATION. Without the written consent of Sun (which may be granted or withheld in its sole discretion), Caraco shall not grant rights to any third person, to make, use or sell the Product, whether by assignment, license, sale or otherwise transfer; and/or (b) sell, assign or otherwise permit access to or use of the data supporting any ANDA for a Product, or to the ANDAs themselves, to any person or entity other than Sun, the FDA and any other governmental agency or body with jurisdiction.

2.	REGULATORY APPROVALS.

2.1

Sun will be responsible for procuring all state and federal regulatory approvals and registrations for the importation, distribution and sale of the Products in the Territory. Caraco shall provide all reasonably necessary support and assistance to obtain and maintain any and all applicable state, federal and regulatory approvals and registrations.

2.2

Caraco shall provide Sun, on written request, with copies of all written and verbal correspondence with the government and public authorities in the Territory and Caraco shall deliver the original copy of the documents (if an original copy is not otherwise required to be retained by Caraco) to Sun or its nominee, on demand at any time by Sun.

2.3

Caraco will submit such other information, documentation or other matters as (a) required by applicable FDA rules or regulations, (b) reasonably determined by Sun or Caraco to be necessary or advisable to permit the expeditious approval of such ANDA; and/or (c) requested by the FDA.

2.4	MANUFACTURE OF PRODUCTS. Sun shall manufacture each Product in accordance with Current Good Manufacturing Practices.

3.	CONSIDERATION.

3.1	CONSIDERATION.

(a)

In consideration of the marketing and or distribution of the Products, Caraco shall receive a fixed margin of eight (8) percent of the net selling price of the applicable Products or shall receive a fixed margin of such percentage of the net selling price of the applicable Products as may be mutually agreed upon in writing for any Product by and between the parties to this Agreement, as the case may be. In consideration of the obligations of the parties set forth in Sections 1-2, Sun shall sell each Product, and Caraco shall purchase each Product, at a price which is set in manner that Caraco receives such percentage of the net selling price of the applicable Products as is mutually decided by & between the parties as above, i.e. if the net sale price of the Product by Caraco is $100 U.S., and the agreed margin percentage of the net selling price of the Product is 5% then Sun will sell the Product to Caraco at a net price of $95 U.S. (US $100-US $5) (the “Export Price”), subject to Section 8 herein below. The net sales price is defined as the sales price less all typical trade and cash discounts, returns, free goods, rebates, chargebacks, fee for service and shelf stock allowances. If it is agreed between the parties as stated under Section 11.3(e) of this Agreement, that the premium for insurance cover for any Product shall be born by both the parties for any Product, the net sales price arrived at as above shall be further reduced by such insurance premium relatable to such Product. In the case the Product is to be sold to any specific customer at a price lower than the expected market price, Caraco shall obtain the approval for the same from Sun and in such situation the price to be charged by Sun shall be mutually agreed to. It is further agreed that in the case of a high or low margin Product, the consideration for the distribution of the Products payable to Caraco shall be agreed to by and between both the parties and the Export Price shall be accordingly fixed. If any Product under this Agreement is to be bundled with any other products' sales/offers, Caraco shall obtain prior written approval from Sun.

(b)	It is hereby agreed and understood by the parties that all the marketing, selling and distribution expenses for the sale of the Product shall be paid and born by Caraco.

(c)

Sun shall dispatch the Products to Caraco along with the relevant proforma invoices. The sales price to be charged by Sun to Caraco shall be finalized based upon the advice of ruling sales/market price of Caraco for the Products within 7 working days from the receipt of such Product by Caraco. Sun will send the final invoice based upon such advice of Caraco of such sales price. If Sun ships the Product to Caraco prior to FDA approval of the product, the product will not be invoiced to Caraco until the day of approval.

(d)

At the beginning of each month, Sun’s Export Price will be set based upon the estimated selling price of the Product by Caraco. In any case if for any reason, the adjustment is required to be made to give effect to the above the adjustment to the Export Price based on Caraco’s actual selling price, will be made in the following month at the end of each quarter as may be agreed mutually agreed upon by both the parties. Any on hand inventory of Product previously shipped to Caraco will be adjusted down by a credit to reflect the current Export Price, in order to maintain Caraco’s agreed margin percentage of the net selling price at the time of the change of the Export price or when Caraco’s selling price changes, whichever occurs first.

3.2	TERMS OF PAYMENT. As consideration of Sun’s entering into this Agreement, Caraco shall make the following payments to Sun under the following conditions:

(a)

Reports and Payment. Caraco shall pay to Sun the Export Price of the Products purchased within sixty (60) days following the receipt of the Product, provided a market corrected invoice has been issued on the applicable order from Sun or forty-five (45) days from corrected invoice date, whichever is later. Sun shall send all invoices to the attention of Caraco’s accounting department. Each payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payment made.

(b)

Sales Reports. Caraco shall provide a quarterly sales report for the Products. The report shall generally include sales details by customer and Product (e.g. sales value during the period, sales quantity, average sales price of the Products, average credit period allowed, charge backs or any other pricing calculations, special bundling of products' offers which Caraco may have with customers which may affect the sales of the Products, realization of products). Caraco further agrees to provide such other reports and/or details as may be reasonably requested by Sun and agreed to by Caraco.

(c)	Manner of Payment. All payments hereunder shall be payable in United States dollars, by wire transfer to a bank account designated by Sun unless otherwise specified in writing by Sun.

(d)

Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of five percent per annum; provided, however, that in no event shall such range exceed the maximum legal annual interest rate. The payment of such interest shall not limit Sun from exercising any other rights it may have as a consequence of the lateness of any payment.

(e)

Records. During the term of this Agreement, and for a period of a minimum of five (5) years after its expiration or termination (or whatever is required by applicable law or any regulatory authority), Caraco and Sun shall keep complete and accurate records in sufficient detail to permit Sun or Caraco, as the case may be, to confirm the accuracy of all payments due and paid hereunder.

(e)	Taxes. The parties agree that each is responsible for its own taxes attributable to this Agreement.

4.

PURCHASE FORMS. To the extent of any conflict or inconsistency between this Agreement and any purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a party in conducting the activities contemplated under this Agreement, the terms of this Agreement shall govern.

5.

CONFIRMATION. Sun shall confirm each purchase order within seven (7) business days from the date of receipt of a purchase order and shall supply a Product within a maximum of sixty (60) days from the date of acceptance of a purchase order, or later if so specified in the purchase order or agreed to by Caraco.

6.	DELIVERIES; TITLE; RISK OF LOSS; INVENTORY.

(a)

Delivery terms for the Product shall be prepaid by Sun or such other manufacturing facility designated by Sun. Sun shall ship the Products in accordance with Caraco’s purchase order form or as otherwise directed by Caraco in writing. Risk of loss for the Products shall pass to Caraco upon raising of invoice by Sun for such Product to Caraco.

(b)

Caraco agrees to furnish to Sun, for each month, a report showing the inventory of each Product at the beginning and end of the preceding month, its purchases and sales during that month, and pending orders of the following three (3) months, by the 10th of the subsequent month.

(c)

Caraco agrees to maintain, at its own expense, an adequate stock of Products, sufficient to meet demand in Territory and to ensure that such stock is held in accordance with such acts and regulations as may from time to time be in force in the Territory in relation to the safe and proper movement, packaging, storage and sale of such Product and also in accordance with such directions as may from time be issued by Sun and/or the FDA relating to the safe and proper movement, packaging, storage and sale of such Product.

7.

FORECASTS. Not later than three (3) months prior to the anticipated date of commercialization of a particular Product in the Territory, Caraco will provide Sun with a twelve (12) month forecast of Caraco’s requirements of that Product. On an ongoing basis, twelve (12) month rolling forecasts shall be provided quarterly, no less than thirty (30) days prior to the beginning of each quarter. Said requirements will be based on sales forecasts, sales demand forecasts, including but not limited to promotional forecasts, inventory requirements, and the like. The first two (2) quarters of each twelve (12) month forecast will be stated in monthly requirements. The second two (2) quarters of each twelve (12) month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three (3) months of each twelve (12) month forecast will be firm orders and binding on Caraco. The second three (3) months will be allowed to be flexed from the previous forecast by plus or minus twenty-five percent (25%) per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three (3) month period shall not exceed fifty percent (50%) in the aggregate during that three (3) month period. The total quantities for the last two (2) quarters of each twelve (12) month forecast will be an estimate and not binding. All orders will be for full batch quantities. It is understood that Sun will not maintain a Product inventory in excess of the firm portion of the forecast, but will produce a Product upon receipt of that portion of Caraco’s forecasts that constitute firm orders. Caraco agrees to use commercially reasonable efforts to purchase a sufficient amount of a Product to enable Caraco to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Sun reasonable lead time to meet increased demand. Sun will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so.

8.	DEVELOPMENT AND LITIGATION AND RELATED COSTS. Sun will bear development and legal/litigation costs for the Products.

9.	REPRESENTATIONS AND WARRANTIES OF SUN.

Sun, as an inducement to Caraco to enter into this Agreement, represents, warrants and covenants to Caraco as follows:

9.1

RIGHTS TO PROPRIETARY TECHNOLOGICAL INFORMATION. Sun will have at the time a Product is delivered to Caraco, the full right, power and authority to grant the exclusive License to the Products, and intellectual property rights relating to each Product, to Caraco in the Territory pursuant to the terms of this Agreement to permit Caraco to perform pursuant to this Agreement, market and sell each Product free and clear of any mortgage, lien, encumbrance or any other third-party interest of any kind. Sun is not aware of any facts or circumstances that a Product is subject to any restriction, covenant, license (other than this Agreement) or judicial and administrative order of any kind which detract in any material respect from the value of the Product, or which could interfere with Caraco’s exercise of its rights in the Territory as contemplated by this Agreement.

9.2

RIGHTS TO PRODUCTS. Sun shall inform Caraco about any notice or knowledge in case of material development, if any (i) that the rights to develop, market and sell any of the Products have been further challenged in any judicial or administrative proceeding, or (ii) any person, entity or product has infringed or will infringe any patent or other rights of Sun with respect to any Product, or (iii) any patent rights or other intellectual property rights, including but not limited to rights of trademark, trade and copyright have been infringed by Sun or will be infringed by Caraco by virtue of performing the activities contemplated by this Agreement.

9.3

RIGHT TO EXECUTE AND PERFORM. Sun has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance. This Agreement constitutes legal, valid and binding obligation of Sun enforceable against it in accordance with its terms.

9.4

COMPLIANCE WITH LAWS. Sun will comply with all applicable laws in connection with performance of its obligations under this Agreement. Sun will manufacture, label and package all Products in compliance with all laws, rules, regulations and orders of any governmental agency having jurisdiction in Territory. The execution, delivery and performance of this Agreement by Sun does not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority, or any other agreement to which Sun is a party. No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as have been obtained or set forth in this Agreement.

9.5	PRODUCTS.

(a)

Claims for shortage or rejections for damage shall be made by Caraco in writing within thirty (30) days after receipt of any shipment at Caraco’s warehouse, or in case of hidden defects, within sixty (60) days after such hidden defects are discovered or, with the exercise of reasonable diligence should have been discovered, however in no case, not later than six (6) months after receipt of such shipment. Caraco shall return to Sun at Sun’s expense, or, at Sun’s request, destroy at Sun’s expense, any Products delivered by Sun hereunder which are legitimately rejected due to defects covered under this warranty provided it is determined that the defect is not caused by Caraco or its agents due to improper warehousing or improper handling after its delivery to Caraco.. Sun thereupon will replace without charge any Products, which are defective (henceforth called "Defective Products"), provided that Caraco furnished Sun with samples of such Defective Product along with the report of a reputable laboratory. Sun may, at its discretion, have the Defective Product tested at any other reputable laboratory either in Michigan, U.S.A. or in India, and Caraco shall accept the report thereof. In case of a disputed result between the two laboratories, the Product will be tested with an independent laboratory reasonably acceptable to both parties whose result shall be binding on both parties. All quantities of Defective Products shall be kept in suitable place for period of at least six (6) months and Sun shall be advised thereof in order that such Product may be examined by Sun or its representatives.

(b)

Where a Product is damaged in spite of orderly packing, while in transit from Sun’s plant to destination specified, i.e. CIF Detroit, it will be Caraco’s responsibility to file a claim with the carrier for breakage or damage for and on behalf of Sun.

(c)

Sun hereunder shall meet the specification for the Products therefor indicated by Sun. The warranty provided herein shall apply solely to defects attributable to Sun. The warranty shall in particular not apply to any damage caused by improper storage or by misuse by Caraco, nor shall the warranty apply to any Product, which is altered in any way or not used in accordance with FDA guidelines.

(d)

All Products delivered pursuant to the terms hereof by Sun (or any contractor thereof) to Caraco or its designee will at delivery be manufactured in accordance with cGMP Requirements and will be in compliance with the specifications required by FDA.

9.6

SURVIVABILITY. The foregoing representations, warranties and covenants shall survive the termination of this Agreement, shall be deemed to be made a new each time that a Product is delivered by Sun to Caraco, and shall not be affected by any examination made by or on behalf of Caraco, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

10.	REPRESENTATIONS AND WARRANTIES OF CARACO.

As an inducement to Sun to enter into this Agreement, Caraco represents and warrants to Sun as follows:

10.1

RIGHT TO EXECUTE AND PERFORM. Caraco has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance. This Agreement constitutes the legal, valid and binding obligation of Caraco, enforceable against it in accordance with its terms.

10.2

COMPETING PRODUCTS. During the term of this Agreement, Caraco shall not manufacture, sell, distribute or market the same or similar products to the Products which are subject to this Agreement, which the development list related thereto will be reviewed from time to time, from other suppliers in Territory and the specific Product is covered under this Agreement.

10.3

COMPLIANCE WITH LAW. Caraco will comply with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction in the circumstances over Caraco relating to the importation, purchase, offer for sale, sale, transportation or distribution of Products hereunder. The execution, delivery and performance of this Agreement by Caraco does not and will not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority or any other agreement to which Caraco is a party. No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as had been obtained or set forth in this Agreement. Caraco is aware that the Products covered /to be covered under this Agreement are falling under Para IV certification under U.S.C.. 505j (2) (A) (vii) and Sun may, under this Agreement, launch any Products at risk.

10.4

SURVIVABILITY. The foregoing representations, warranties and covenants shall survive the termination of this Agreement, and shall be deemed to be made a new each time that a Product is delivered by Sun to Caraco, and shall not be affected by any examination made by or on behalf of Sun, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

11.	INDEMNIFICATION, INSURANCE AND LIMITATIONS OF LIABILITY.

11.1        Caraco shall indemnify, defend and hold harmless, Sun, its affiliates and its stockholders, directors, officers, employees, advisors and agents (the “Sun Parties”) against any and all liability, damage, loss or expenses (including reasonable fees, costs and expenses of attorneys and other professionals and court costs, but excluding consequential damages for lost profits) resulting from, arising out of or connected with: (a) any breach of the representations, warranties or covenants by Caraco in this Agreement, and/or (b) any negligence, intentional misconduct or other wrongdoing of Caraco, and/or (c) any claim by third parties relating to the distribution, promotion, use or sale of the Products by Caraco and/or (d) any claim, demand or suit alleging that any Product infringes any third party’s patent, copyright, trademark, trade secret or other intellectual property right. The parties agree that the Sun Parties damages for Product infringement claims, demands or suits are limited to 100% minus the fixed agreed upon margin percentage as established pursuant to Section 3.1(a) of this Agreement for the relevant Product of the total damages against the Sun Parties and the Caraco Parties (as defined below) for such Product infringement (Sun’s Damages”), and Caraco’s indemnification under Section 11.1(d) is limited to any damages to the Sun Parties in excess of Sun’s Damages for such Product. These indemnification obligations shall survive the termination of this Agreement or the termination of any Product.

11.2        Sun shall indemnify, defend and hold harmless, Caraco, its affiliates and its stockholders, directors, officers, employees, advisors and agents (the “Caraco Parties”) against any and all liability, damage, loss or expenses (including reasonable fees, costs and expenses of attorneys and other professionals and court costs, but excluding consequential damages for lost profits) resulting from, arising out of or connected with (a) any breach of the representations, warranties or covenants by Sun in this Agreement, and/or (b) any negligence, intentional misconduct or other wrongdoing of Sun, and/or (c) the manufacture, operation and/or design of any Product, including all product liability claims; (d) any claim, demand or suit alleging that any Product infringes any third party’s patent, copyright, trademark, trade secret or other intellectual property right. The parties agree that the Caraco Parties’ damages for Product infringement claims, demands or suits are limited to the fixed agreed upon margin percentage, as established pursuant to Section 3.1(a) of this Agreement, of the total damages against the Sun Parties and the Caraco Parties for such Product infringement ("Caraco's Damages"), and Sun's indemnification under Section 11.2 (d) is limited to any damages to Caraco in excess of Caraco's Damages for such Product. These indemnification obligations shall survive the termination of this Agreement or the termination of any Product.

Section 11.1 and Section 11.2 are to be read so they work together in the event of Product infringement claims, demands and suits against the Sun Parties and/or the Caraco Parties so that Caraco is only liable for damages for Product infringement of the fixed agreed upon margin percentage as set forth in Section 3.1(a) (presuming 8% margin is fixed for a Product) of the total damages against the Sun Parties and the Caraco Parties for such Product, and Sun is only liable for 100% minus the fixed agreed upon margin percentage as set forth in Section 3.1(a) for such Product( 92% i.e. 100% less 8% margin of Caraco for such Product as above mentioned ), and to the extent the Caraco Parties or the Sun Parties incur damages in excess of their respective limitations on damages, the Caraco Parties or the Sun Parties, as applicable, will indemnify the other for such excess damages. Accordingly, to illustrate, if the total damages against the Sun Parties and/or the Caraco Parties is an aggregate of $1,000,000, and assuming the fixed agreed upon percentage is 8%, Sun is only liable for $920,000 of such total and Caraco is only liable for $80,000 of such total. Based on such illustration, if the Caraco Parties, for example, incur damages in excess of $80,000, Sun would indemnify the Caraco Parties for their damages in excess of $80,000 and if the Sun Parties, under the same example, incur damages in excess of $920,000, Caraco would indemnify the Sun Parties for their damages in excess of $920,000 or ($80,000).

11.3

Sun undertakes that it shall carry out within reasonable time of entering into this Agreement and will continue to carry, with insurance companies rated A- or better, the insurance coverage set forth in this Section 11.3, continuously during the term of this Agreement, and thereafter as provided herein:

(a)

Commercial general liability insurance on an occurrence form containing such limits as may be mutually agreed upon by Sun and Caraco protecting against bodily injury, property damage and personal injury claims arising from the exposures of: (i) product liability; and (ii) contractual liability; and:

(i)

this coverage must specifically state that the insurance provided by Sun shall be considered primary and non-contributory, any of Caraco’s insurance shall be considered excess for the purpose of responding to claims;

(ii)	Sun shall add Caraco as an Additional Insured on the policy by having the insurance carrier issue an Additional Insured Endorsement(s);

(iii)	Commercial general liability insurance coverage must be maintained for six (6) years after the termination or expiration of this Agreement.

(b)

Umbrella/excess liability insurance in an amount per occurrence as may be mutually agreed upon by Sun and Caraco. To the extent umbrella/excess liability insurance is available above the minimum required limits stated in this Agreement, the protection afforded Caraco in the umbrella/excess liability insurance shall be as broad or broader than the coverage present in the underlying insurance and in accordance with this Agreement. Each umbrella/excess policy must specifically state that the insurance provided by Sun shall be considered primary and non-contributory. Umbrella/excess liability insurance overage must be maintained for six (6) years after the termination or expiration of this Agreement.

(c)	Sun must disclose all applicable insurance policy deductibles and/or self-insured retentions, and agrees to be liable for all costs within the deductibles and/or self-insured retentions.

(d)

Sun shall evidence that such all insurance required under this Agreement is in force by furnishing Caraco with a Certificate of Insurance, or if requested by Caraco, certified copies of the insurance policies. Any attempt by Sun to cancel or modify any insurance coverage, or any failure by Sun to maintain such insurance coverage, shall be a default under this Agreement and, upon such default, Caraco will have the right to terminate this Agreement and/or exercise any of its rights at law or at equity. In addition to any other remedies, Caraco may, at its discretion, withhold payment of any sums due under this Agreement until Sun provides adequate proof of insurance.

(e)

The parties may agree to share the insurance expenses for any particular Product under this Agreement. In case it is agreed to share the insurance expenses for any particular Product by both the Parties, the related insurance expenses for that particular Product shall be born by Caraco or if incurred by Sun, the same shall be reimbursed by Caraco to Sun and the same shall form part of the expenses to arrive at Net Sales as stated under Section 3.1 above.

11.4

Except as expressly provided herein, in no event shall either party be liable to the other party in connection with this Agreement and/or the Products, regardless of the form of action or theory of recovery, for any: (a) indirect, special, exemplary, consequential, incidental or punitive damages, even if that party has been advised of the possibility of such damages; and/or (b) lost profits, lost revenues, lost business expectancy, business interruption losses and/or benefit of the bargain damages. The limitations set forth in Sections 11.4(a) and (b) do not apply to any liability or amounts related to or arising from a party’s indemnification obligations under this Agreement and/or a party’s breach of its confidentiality obligations under this Agreement.

12.	TERM AND TERMINATION

12.1

TERM. This Agreement shall be effective on the date first written above and shall expire three (3) years from the date first written above. This Agreement will automatically be renewed or extended for consecutive periods of one (1) year each, unless either of the parties elects not to renew this Agreement by notice to the other party to be given at least three (3) months prior to the expiration of the original term, or any renewal term, of this Agreement. The License granted with respect to .Para IV Product under this Agreement by Sun to Caraco will terminate upon the end of one hundred eighty (180) day exclusivity, or non appeal able positive court decision or till the time 3rd generic manufacturer launches the relevant Product in the Territory, whichever is later or upon the time a settlement is completed, at which time the Product will become part of the standard Caraco-Sun Marketing Agreement.

12.2	EARLY TERMINATION. At any time, this Agreement may be terminated in its entirety or with respect to a single Product, as provided below, by giving written notice to that effect, as follows:

(a)

by either party, if the other party is in material default or in material breach of any term or provision hereof or material breach of any representation or warranty in this Agreement, and such material default or material breach continues and is not remedied with thirty (30) days of notice of such default or breach, however that in case of non-supply by Sun pursuant to a confirmed purchase order, Sun is using its best efforts to effect such cure, Caraco shall not be entitled to terminate unless cure has not been resolved in ninety (90) days.

(b)

by Sun for any given Product, in the event Caraco materially fails to perform its material obligations with respect to the Para IV Product, and fails to cure such failure within thirty (30) days of notice of such failure from Sun (or if a cure is not reasonably possible within thirty days, such longer period as is necessary to cure such failure so long as it is agreed by Sun). In such event, Sun may elect to have the distribution rights for Sun Products terminated.

(c)	by either party in the event that there is a change of control of other party.

(d)	by Sun if Caraco fails to obtain its fair market share for a specific product as stated under Section 1.5 hereinabove.

(e)

by Sun without any cause or reason provided however that Caraco shall be entitled to receive the estimated amount of foregone profit, as mutually agreed to be worked out based upon the historical data for the Product, for the balance term of the Agreement for the relevant Product paid in respective quarterly increments.

12.3

NO PREJUDICE TO RIGHTS. The termination of this Agreement or of any given Product shall be without prejudice to any rights and obligations of either party accrued prior to the effective date of such termination, unless explicitly otherwise agreed or otherwise provided in this Agreement.

12.4

RIGHTS AND OBLIGATIONS OF THE PARTIES AFTER TERMINATION OF THIS AGREEMENT. After termination of this Agreement, Caraco shall: (a) stop distributing the Product upon depletion of any finished good in inventory; (b) return to Sun immediately all records and documents received from Sun, whether soft or hard copy without retaining any copy, within thirty (30) days from the date of termination; provided, however, that Caraco may retain one copy of all such records for archival purposes, in addition to any other copies required to be kept by Caraco under applicable law; and (c) make prompt payment of all outstanding amounts due, if any, to Sun. Caraco, after termination of this Agreement, has the option of returning any and all Products then held in inventory, including all returns and/or Defective Products, to Sun, at Sun's expense.

13.	CONFIDENTIALITY

13.1

During the term of this Agreement, each party may disclose to the other party (orally, in writing, or electronically), or a party may obtain, observe, or otherwise be granted access to, information and materials considered confidential by the other party. Confidential information includes, but is not limited to, non-public information relating to Products, compensation, research, services, developments, inventions, processes, protocols, methods of operation, techniques, strategies, programs (both software and firmware), designs, systems, proposed business arrangements, results of testing, distribution, engineering, marketing, financial, merchandising and/or sales information, individual customer profiles, customer lists and/or aggregated customer data (“Confidential Information”). Confidential Information must be marked or identified as “confidential” by the disclosing party, unless the information should reasonably be understood by the receiving party to be confidential or proprietary under the circumstances.

13.2

Each party shall use the other party’s Confidential Information only for the purposes of this Agreement, and not for its own or any third party’s benefit. Each party shall maintain the confidentiality of the other party’s Confidential Information in the same manner in which it protects its own Confidential Information of like kind, but in no event shall either party take less than reasonable precautions to prevent the unauthorized disclosure or use of the other party’s Confidential Information. In addition, neither party shall make any unauthorized commercial use of the other party’s Confidential Information.

13.3

Except as expressly provided herein, each party is permitted to disclose the other party’s Confidential Information only to its employees and agents who have a need-to-know the Confidential Information in order for that party to exercise its rights and/or perform its obligations under this Agreement: (a) the party advises each such employee or agent of the confidential nature of the other party’s Confidential Information; and (b) each such employee and agent has agreed to comply with the provisions of this Agreement. Each party shall be and remain fully liable and responsible for its employees’ and/or agents’ unauthorized disclosure or use of the other party’s Confidential Information.

13.4

Each party is permitted to disclose the other party’s Confidential Information as legally required in response to a court order, subpoena, administrative proceeding and/or similar legal process; provided that it gives the other party reasonable notice of the request, and an opportunity to defend and/or attempt to limit or prevent the disclosure of its Confidential Information.

13.5

The provisions of this Section shall not apply to information that the receiving party can prove: (a) was in its possession prior to receipt or disclosure hereunder; (b) was or became public knowledge through no fault of the receiving party or any of its employees or agents; (c) was lawfully disclosed to the receiving party by a third party through no breach of any obligation of confidentiality owed to the disclosing party; or (d) was created by the receiving party independently of any access to or use of the disclosing party’s Confidential Information.

13.6

Each party acknowledges and agrees that its unauthorized disclosure or use of the other party’s Confidential Information will cause damage to the other party that may not be adequately compensated through money damages. As such, each party expressly consents to the entry of an order for equitable remedies, including, but not limited to, temporary, preliminary and permanent injunctions to remedy any actual or threatened unauthorized disclosure or use of the disclosing party’s Confidential Information. These remedies are cumulative and in addition to all other remedies available at law or in equity.

13.7

At the disclosing party’s request, each party shall return the other party’s Confidential Information. Neither party shall use the other party’s Confidential Information for its own, or any third party’s, benefit. However, each party shall be permitted to retain and use a copy of the other party’s Confidential Information as reasonably necessary to exercise its rights that survive termination of this Agreement, provided that party continues to comply with its confidentiality obligations set forth herein. The provisions of this Section shall survive termination of this Agreement for so long as the Confidential Information remains confidential.

13.8

Nothing contained in this Section 13 shall prohibit Caraco from disclosing in confidence or in required filings to the F.D.A., state, federal and county courts, information that must be disclosed. Sun shall be notified of the fact that information is disclosed to the F.D.A or any other agency. However, Sun should be informed wherever possible about such necessity before handing over the information so as to enable Sun to obtain prohibitory order if necessary.

14.	CUSTOMER COMPLAINTS

(a)	Caraco shall notify Sun:

(1)

of any customer complaints or alleged Adverse Drug Reaction (hereinafter referred to as an "ADR") relating to a Product within the meaning of applicable law of the Territory into which such Product was released which, on the Effective Date under the Food and Drugs Act, means a noxious and unintended response to the Product, which occurs at dosages normally used or tested for the diagnosis, treatment or prevention of a disease or the modification of an organic function), promptly following their receipt by Caraco or its Affiliate (but in any event within ten (10) days of receipt thereof, except in the case of a Serious ADR (as defined below) in which event Caraco shall notify Sun of same within 72 hours, which latter notification shall be by telephone with a facsimile confirmation immediately following; or

(2)	complaints of any regulatory authority or governmental or regulatory body, agency or official in the Territory within five (5) days, except on weekends and holidays.

(b)

For purposes of this Agreement “Serious ADR” means noxious or unintended response to a drug that occurs at any dosage and that requires in-patient hospitalization or prolongation of existing hospitalization, causes congenital malformation, results in persistent or significant disability or incapacity, is life-threatening or results in death. Sun shall notify Caraco in the manner and within the time periods hereinbefore contemplated of any complaint of any regulatory authority, governmental body, agency or official in the Territory relating to the Product following their receipt by Sun.

(c)

Sun (and its applicable Affiliate in whose name the regulatory approval is registered) shall be responsible for filing any necessary ADR reports required by the regulatory authority having jurisdiction in the Territory in accordance with the applicable laws of the Territory.

(d)

To enable Sun to respond to any requirements of a regulatory authority in a Territory in connection with a complaint or ADR, Caraco agrees to investigate any complaint or ADR forwarded to it by Sun or its Affiliate and to respond thereto to Sun in writing as promptly as reasonably possible and, in no event, later than thirty (30) days after receipt of the ADR or complaint from Sun or its Affiliate. In addition, Sun shall provide Caraco with a copy of any correspondence, reports, or other documents relating to a complaint or ADR received by Sun relating to the Products promptly following the receipt thereof and shall also provide to Caraco Sun’s response thereto within a reasonable period following generation of such document by Sun. Upon the request of Sun, Caraco shall use (and shall cause its applicable Affiliate to use) reasonable commercial efforts to retrieve and deliver to Sun such samples of the Product which are the object of a complaint or ADR as Sun may reasonably request to enable Sun to conduct such tests, studies and investigations as it determines to be necessary to respond to such ADR or complaint or to take appropriate corrective action.

(e)	Sun shall notify Caraco promptly of any material product quality complaints which it receives from customers of Caraco, its Affiliates or others concerning any Product.

(f)

Sun shall indemnify and hold Caraco harmless for, from and against any and all expenses related to the ADR or Serious ADR, including but not limited to any expenses involved in investigating any complaint, and any litigation related expenses, settlements, or judgments.

15.

RECALL. In the event that any Product is quarantined or recalled, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses for customers contracts, including any out-of-pocket administrative costs and reasonable fees of any experts or attorneys that may be utilized by the customer or by either party, government fines or penalties, related to such recall, quarantine or stop-sale, will be borne by Sun unless it is determined that Caraco has breached its obligations under this Agreement and such breach is the primary direct basis upon which said recall, quarantine or stop-sale was initiated, in which case such expenses will be shared according to the relative responsibility of each party, provided , however that in the event that if any Product is recalled, or is subject to stop-sale action due to the court order or governmental action under patent infringement litigation by the innovator for the relevant Product , it is agreed and understood that any expenses for customers contracts, including any out-of-pocket administrative costs and reasonable fees of any experts or attorneys that may be utilized by the customer or by either party, government fines or penalties, related to such recall, quarantine or stop-sale, will be borne by Sun to the extent of 90% and will be borne by Caraco to the extent of 10% . Said determination may be made by the governmental entity involved, or by mutual agreement of the parties following examination and review of all records pertinent to the manufacture of the Products subject to such recall.

16.	ARBITRATION.

Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration in the Detroit, Michigan area pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

17.	NO THIRD-PARTY BENEFICIARIES.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective officers, directors, heirs, executors, administrators, successors, affiliates and associates and permitted assigns.

18.	FURTHER ASSURANCES.

The parties hereto hereby agree to execute and deliver to one another such further instruments and other documentation as may be requested by any other party hereto at any time and from time to time to carry out the terms of this Agreement.

19.	ENTIRE AGREEMENT.

This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous oral and written communications and agreements with respect thereto.

20.	BINDING EFFECT; ASSIGNMENT.

This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns, affiliates and associates. No party has the right to assign any of its rights or obligations hereunder with the prior written consent of the other parties hereto, except that Sun and Caraco may assign this Agreement and any of the provisions hereunder to any affiliate of Sun without the consent of Caraco, but Sun shall remain liable under this Agreement

21.	AFFILIATES.

Sun and Caraco agree and understand that Sun may perform some of its obligations through its affiliates; however, Sun is ultimately legally responsible for the actions of its affiliates. Any action of an affiliate of Sun under this Agreement which would constitute breach of this Agreement if performed directly by Sun constitutes a breach of this Agreement by Sun l. In addition, Caraco in taking any actions under this Agreement with affiliates of Sun shall thereby satisfy its obligations to Sun. This provision does not limit or restrict the rights of Caraco to pursue any right or remedy against any affiliate of Sun in connection with such affiliate's performance of the obligations of Sun under this Agreement.

22.	FORCE MAJEURE.

Neither party shall be liable for failure of performance, except for payment of money hereunder, if it is occasioned by Force Majeure such as wars, fire, explosion, flood, strike, lockout, embargo, Acts of God or of the government or any other cause beyond the control of the parties, provided that either of the parties has executed all reasonable efforts to remedy said circumstances.

23.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

24.	HEADINGS.

Headings of sections shall be deemed to be included for purposes of convenience only and shall not affect the interpretation of this Agreement.

25.	NOTICES.

Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if sent by certified mail, postage prepaid, return receipt requested, or overnight delivery service (receipt confirmed), or facsimile (receipt confirmed), as follows, unless such address is changed by written notice hereunder.

If to Caraco:	Caraco Pharmaceutical Laboratories Ltd.

1150 Elijah McCoy Drive

Detroit, Michigan 48202

Attn: Daniel H. Movens

With a copy to:	Fred B. Green, Esq.
(which shall not	Bodman LLP
constitute notice)	6th Floor at Ford Field

1901 St. Antoine Street

Detroit, Michigan 48226

If to Sun:	Sun Pharmaceutical Industries, Ltd

Acme Plaza, Andheri - Kurla Road

Andheri (East), Mumbai – 400059

Attn: Mr. Dilip Shanghvi/Mr. Sudhir Valia

Any notice delivered hereunder shall be deemed given when actually received.

26.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, and the federal laws of the United States.

27.	AMENDMENTS AND WAIVERS.

This Agreement may be amended and any provision hereof waived only in a writing signed by the party against whom an amendment or waiver is sought to be enforced. The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of any party at any time to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.

28.	SEVERABILITY.

If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provisions of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

29.	EXPENSES.

Except as otherwise expressly provided in this Agreement, the parties will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

30.	CONSTRUCTION.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The word "including" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

31.	GENERAL

If new issues arise or a new situation emerges or changes in legislation in India or in the Territory, which are not covered by this Agreement, Caraco or Sun have the right to request further negotiations with the other party to implement additions to this Agreement which remedy the deficiency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, themselves or by their duly authorized representatives, under seal, the day and year first above written.

CARACO PHARMACEUTICAL LABORATORIES LTD

By:	/s/ Daniel H. Movens
(signature)

Name:	Daniel H. Movens
(printed)

Title:	Chief Executive Officer

Date:	January 29, 2008

SUN PHARMACEUTICAL INDUSTRIES, LTD

By:	/s/ Dilip S. Shanghvi
(signature)

Name:	Dilip S. Shanghvi
(printed)

Title:	Chairman & Managing Director

Date:	January 29, 2008

DISTRIBUTION AND SALE AGREEMENT

Schedule A

Pursuant to the Distribution and Sale Agreement ("Agreement") between CARACO PHARMACEUTICAL LABORATORIES LTD (“Caraco”) and SUN PHARMACEUTICAL INDUSTRIES, LTD (“Sun”) dated January 29, 2008, the following finished pharmaceutical Product-containing compound as active ingredient:

Pantoprazole Sodium Delayed Release Tablets 40 mg./Pantroprazole Sodium

This Schedule A is considered as part of the above-mentioned Agreement.

CARACO PHARMACEUTICAL LABORATORIES LTD

By:	/s/ Daniel H. Movens
(signature)

Name:	Daniel H. Movens
(printed)

Title:	Chief Executive Officer

Date:	January 29, 2008

SUN PHARMACEUTICAL INDUSTRIES, LTD

By:	/s/ Dilip S. Shanghvi
(signature)

Name:	Dilip S. Shanghvi
(printed)

Title:	Chairman & Managing Director

Date:	January 29, 2008